SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

BAUSCH & LOMB INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOUR LEADING INDEPENDENT PROXY ADVISORY FIRMS
RECOMMEND
BAUSCH & LOMB SHAREHOLDERS VOTE “FOR”
TRANSACTION
 WITH WARBURG PINCUS

Special Meeting of Shareholders is September 21

Bausch & Lomb Urges All Shareholders to Vote “FOR” the
Proposed Merger on their Proxy Cards Today

FOR RELEASE FRIDAY, SEPTEMBER 14, 2007

ROCHESTER, N.Y. — Bausch & Lomb (NYSE: BOL) announced today that four leading independent U.S. proxy advisory firms, Institutional Shareholder Services (“ISS”), Egan-Jones Proxy Services, Glass Lewis & Co. and PROXY Governance, Inc., have each recommended that Bausch & Lomb shareholders vote “FOR” the proposed transaction with affiliates of Warburg Pincus at Bausch & Lomb’s September 21, 2007, special meeting of shareholders. The voting analyses and recommendations of ISS, Egan-Jones, Glass Lewis and PROXY Governance are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country.

“The recommendations of four leading independent proxy advisory firms confirm our Board of Directors’ unanimous view that the transaction with Warburg Pincus delivers significant cash value and is in the best interests of Bausch & Lomb and all of our shareholders,” said Ronald L. Zarrella, chairman and CEO of Bausch & Lomb. “We urge all Bausch & Lomb shareholders to vote ‘FOR’ the proposed transaction with Warburg Pincus today so that their votes can be counted at the Company’s upcoming special meeting.”

In its analysis, ISS stated*:

“… given that the Warburg Pincus buyout offer provides certainty of value to current shareholders, we believe that the merger agreement warrants shareholder support.”

In its analysis, Egan-Jones stated*:

“… Egan Jones views the proposed merger agreement as a desirable approach in maximizing stockholder value. ... we believe that the merger agreement is in the best interests of the company and its stockholders and its advantages and opportunities outweigh the risks associated to the transaction.”

In its analysis, Glass Lewis stated*:

“During the [go-shop] period, the Company’s advisors contacted multiple financial and strategic parties…The proposed agreement offers shareholders a valuation that is, on balance, in line with the valuations presented by the special committee’s financial advisor.”

In its analysis, PROXY Governance stated*:

“…the premium appears reasonable in light of the company’s historic trading price and is supported by the available equity analyst opinions. Moreover, based on the board’s reasoning and the opinion of several equity analyst reports, we believe that shareholders are better off with Warburg’s all cash merger consideration than they would have been with a competing stock/cash offer from AMO.”

As previously announced on May 16, 2007, Bausch & Lomb entered into a definitive merger agreement whereby affiliates of Warburg Pincus will acquire Bausch & Lomb for $65.00 in cash for each Bausch & Lomb share, representing a total purchase price of approximately $4.5 billion, including approximately $830 million of debt.

BAUSCH & LOMB SHAREHOLDERS ARE REMINDED THAT THEIR VOTES ARE IMPORTANT, REGARDLESS OF THE NUMBER OF BAUSCH & LOMB SHARES OF COMMON STOCK THEY OWN. An affirmative vote of the holders of not less than 66-2/3% of the shares of Company common stock and Class B stock outstanding as of the close of business on the record date, voting together as a single class, is required in order for the proposed merger to be completed.

Whether or not Bausch & Lomb shareholders are able to attend the special meeting in person, they should complete, sign, date and return the proxy card as soon as possible. Shareholders may also vote their shares by telephone or by the Internet as described on the proxy card accompanying the definitive proxy statement. A failure to vote has the same effect as a vote against approval of the merger agreement and the merger. Shareholders are urged to act promptly as the special meeting is scheduled for next week.

Shareholders are encouraged to read the Company’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Board of Directors’ unanimous recommendation that shareholders vote FOR the approval and adoption of the merger agreement and the merger.

Shareholders who have questions or need any assistance in submitting their proxy or voting their shares should contact Bausch & Lomb’s proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885 or via e-mail at proxy@mackenziepartners.com.

The special meeting will be held on September 21, 2007, at 10:00 a.m. local time at the Clarion Riverside Hotel, located at 120 East Main Street, in Rochester, N.Y. Shareholders of record as of August 10, 2007, are entitled to vote at the special meeting.

* Permission to use quotations was neither sought nor obtained.

 # # #

About Bausch & Lomb

Bausch & Lomb is the eye health company dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, Bausch & Lomb is headquartered in Rochester, N.Y., and employs approximately 13,000 people worldwide. Its products are available in more than 100 countries. More information about Bausch & Lomb can be found at

www.bausch.com. Copyright Bausch & Lomb Incorporated.

Forward Looking Statements

This news release contains, among other things, certain statements of a forward-looking nature. Such statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to, (1) market conditions, (2) whether or not AMO would submit a revised proposal, (3) Bausch & Lomb’s ability to satisfy certain terms of the Warburg Pincus Agreement (including certain determinations by the Bausch & Lomb Board of Directors), (4) actions by regulatory authorities and shareholders, (5) Bausch & Lomb’s financial results and performance, (6) the consummation of necessary financing in connection with a transaction, (7) the satisfaction of closing conditions, (8) actions by Bausch & Lomb or Warburg Pincus, and (9) other factors described in the Company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q, 12b-25 and 8-K. Many of the factors that will determine the outcome of the subject matter of this communication are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

The Company’s proxy statement, dated August 13, 2007, is modified and supplemented by the following information:

At the closing of the merger, all or substantially all of the voting equity interests of Parent will be held by private investment funds affiliated with Warburg Pincus LLC.

As a result of the date on which the Company is holding the special meeting, the “marketing period” will not begin before September 24, 2007. For example, assuming that the Company holds the special meeting on September 21, 2007 and receives shareholder approval and adoption of the merger agreement, and the required financial information has been provided to Merger Sub, the “marketing period” would commence on September 24, 2007. Then, so long as the conditions described above with respect to required financial information and the other conditions to Parent’s and Merger Sub’s obligations to effect the merger remain satisfied for 20 consecutive business days following September 21, 2007, the “marketing period” would end on October 22, 2007. Parent and Merger Sub are not required to consummate the merger until after the expiration of the “marketing period.”